                                                                    EXHIBIT 12.2


                          Archstone Communities Trust
          Computation of Ratio of Earnings to Combined Fixed Charges
                         and Preferred Share Dividends

                         (Dollar amounts in thousands)

                                  (Unaudited)


                                                   Nine Months Ended
                                                     September 30,          Twelve Months Ended December 31,
                                                 ---------------------     ---------------------------------
                                                   1999         1998         1998       1997(1)      1996
                                                 --------     --------     --------     -------     --------
Earnings (loss) from operations...............   $125,106     $ 95,308     $133,926     $24,686     $ 94,089
Add:
   Interest expense...........................     87,818       56,151       83,350      61,153       35,288
                                                 --------     --------     --------     -------     --------
Earnings as adjusted..........................   $212,924     $151,459     $217,276     $85,839     $129,377
                                                 ========     ========     ========     =======     ========
Combined fixed charges and Preferred Share
 dividends:
   Interest expense...........................   $ 87,818     $ 56,151     $ 83,350     $61,153     $ 35,288
    Capitalized interest......................     25,385       20,764       29,942      17,606       16,941
                                                 --------     --------     --------     -------     --------
       Total fixed charges....................   $113,203     $ 76,915     $113,292     $78,759     $ 52,229
                                                 --------     --------     --------     -------     --------
     Preferred Share dividends................     17,342       15,192       20,938      19,384       24,167
                                                 --------     --------     --------     -------     --------
Combined fixed charges and Preferred Share
 dividends....................................   $130,545     $ 92,107     $134,230     $98,143     $ 76,396
                                                 ========     ========     ========     =======     ========
Ratio of earnings to combined fixed charges
 and Preferred Share dividends................        1.6          1.6          1.6         0.9          1.7
                                                 ========     ========     ========     =======     ========

                                                  Twelve Months Ended December 31,
                                                  --------------------------------
                                                    1995          1994
                                                  --------       -------
Earnings (loss) from operations...............    $ 81,696       $46,719
Add:
   Interest expense...........................      19,584        19,442
                                                  --------       -------
Earnings as adjusted..........................    $101,280       $66,161
                                                  ========       =======
Combined fixed charges and Preferred Share
 dividends:
   Interest expense...........................    $ 19,584       $19,442
    Capitalized interest......................      11,741         6,029
                                                  --------       -------
       Total fixed charges....................    $ 31,325       $25,471
                                                  --------       -------
    Preferred Share dividends.................      21,823        16,100
                                                  --------       -------
Combined fixed charges and Preferred Share
 dividends....................................    $ 53,148       $41,571
                                                  ========       =======
Ratio of earnings to combined fixed charges
 and Preferred Share dividends................         1.9           1.6
                                                  ========       =======



--------------
(1) Earnings from operations for 1997 includes a one-time, non-cash charge of $71.7 million associated with costs incurred in acquiring the management companies from an affiliate. Accordingly, earnings from operations were insufficient to cover combined fixed charges and Preferred Share dividends by $12.5 million. Excluding this charge, the ratio of earnings to combined fixed charges and Preferred Share dividends for the year ended December 31, 1997 would be 1.6.